Exhibit 4.56

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Share Pledge Agreement

The Share Pledge Agreement (hereinafter referred to as “the Agreement”) is entered into by and among the following parties on 31 July, 2014:

Baina Zhiyuan (Beijing) Technology Co., Ltd. (hereinafter referred to as “Baina Zhiyuan (Beijing)”), a wholly foreign-owned limited liability company incorporated in Beijing, China, whose registered address is located at South 2-1-6, Block A, # 1 Plant, No.5 A Xueyuan Road, Haidian District, Beijing;

Yongzhi Yang, a citizen of the People’s Republic of China with ID card No. * and domiciled at 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei, China;

Beijing Gamease Age Internet Technology Co., Ltd., a limited liability company incorporated in Beijing, China, whose registered address is located at 2/F, East Side Building, Jingyan Hotel, No.29 Shijingshan Road, Shijingshan District, Beijing (collectively as “Shareholders” or “Pledgors” together with Yongzhi Yang); and

Baina (Wuhan) Information Technology Co., Ltd. (hereinafter referred to as “the Target Company”), a limited liability company incorporated in Wuhan, China, whose registered address is located at 3/F, Building A2, Optics Valley Financial Harbor, No.77 Optics Valley Avenue, East Lake High-tech Development Zone, Wuhan, Hubei.

The parties above are referred to severally as “any Party” and collectively as “the Parties” herein.

Whereas:

1.	Yongzhi Yang holds 40% equity of the Target Company, and Beijing Gamease Age Internet Technology Co., Ltd. holds 60% equity of the Target Company; the Shareholders together hold 100% equity of the Target Company;

The symbol ‘ * ’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

2.	Baina Zhiyuan (Beijing) and the Target Company have signed the Exclusive Services Agreement on 31 July, 2014 (the Exclusive Services Agreement and any supplement or amendment thereto (if any) are hereinafter referred to as the “Services Agreement”);

3.	The Parties hereto have signed the Assignment Agreement in Relation to Shareholders Rights (hereinafter referred to as “Shareholders Rights Agreement”) and the Exclusive Call Option Agreement (hereinafter referred to as “Exclusive Call Option Agreement”) on 31 July, 2014 (the Services Agreement, Shareholders Rights Agreement, Exclusive Call Option Agreement and the Agreement are hereinafter referred to as “Structural Agreement” collectively);

4.	Shareholders agree to pledge 100% equity of the Target Company held by them in total to Baina Zhiyuan (Beijing) to guarantee the full fulfilment of contractual obligations (see Article 1.1 hereof for its definition); and, Baina Zhiyuan (Beijing) agree to the pledge guarantee of the equity of the Target Company provided by Shareholders.

The Parties hereby arrive at the Agreement as below:

1.	Pledge

1.1	Pledgors agree to pledge 100% equity of the Target Company held by them (hereinafter referred to as “Pledged Equity”) to Baina Zhiyuan (Beijing) (“Pledgee”) according to terms and conditions hereof to guarantee the full fulfilment of contractual obligations (see the definition below). “Contractual obligations” mentioned hereunder refer to all obligations and responsibilities of as well as statements, undertakings and warranties made by Shareholders and the Target Company under Structural Agreement.

1.2	The scope of guarantee of Pledged Equity includes all service fees and interests, forfeits (if any), compensations as well as all expenses for realizing pledge rights (including but not limited to lawyer’s fees, arbitration fees, and fees of evaluation and auction of Pledged Equity, all the aforesaid fees are hereinafter referred to as “Guaranteed Debts” collectively) due to Baina Zhiyuan (Beijing) under Structural Agreement;

1.3	Pledgors and the Target Company agree to record the pledge condition of Pledged Equity agreed hereunder into the unique register of shareholder of the Target Company (the Target Company will not prepare any other register of shareholders), and hand over the original of the said register of shareholders and the originals of equity contribution certificates of the Target Company to Baina Zhiyuan (Beijing) for custody within three days after the conclusion of the Agreement.

1.4	Pledgors and the Target Company shall make the utmost efforts to complete the share pledge registration formalities with relevant administration for industry and commerce of the share pledge hereunder within 30 days after the conclusion of the Agreement, and maintain the share pledge registration valid continually.

2.	Exercise of Pledge Rights

2.1	If any contractual obligation is breached or not fulfilled, Baina Zhiyuan (Beijing) shall be entitled to dispose of all or part of Pledged Equity of either Shareholder of the Target Company (no matter whether the said Shareholder breaches the contractual obligation), and be entitled to the preferential payments of the fees set out in Article 1.2 hereof from proceeds from disposal of the Pledged Equity.

2.2	Baina Zhiyuan (Beijing) shall send a notice of default to Shareholders when exercising pledge rights. Subject to Article 6.1 hereof, Baina Zhiyuan (Beijing) may exercise rights of disposal of pledge rights at the same time of or at any time after sending a notice of default according to Article 6.1.

2.3	Shareholders shall not hinder Baina Zhiyuan (Beijing) from exercising pledge rights according to the preceding paragraph, but shall provide all necessary assistances for Baina Zhiyuan (Beijing) in exercising pledge rights successfully.

2.4	If proceeds from disposal of Pledged Equity in Article 2.1 are insufficient to pay all fees set out Article 1.2, Shareholders shall be obliged to make up the difference.

3.	Earnings and Disposal of Pledged Equity

3.1	In the validity period hereof, Pledgors can obtain dividends or bonuses of Pledged Equity upon prior written consent of Baina Zhiyuan (Beijing). Pledgors agree that, in the duration of pledge, Baina Zhiyuan (Beijing) shall be entitled to collect all earnings of Pledged Equity (if any), including but not limited to bonuses, dividends and other earnings of Pledged Equity, and Shareholders shall pay such amounts to the bank account designated by Baina Zhiyuan (Beijing).

3.2	The Parties agree that, in case of any event of default, Pledgee shall be entitled to all remedy rights of default and powers enjoyed by them pursuant to Chinese laws, Structural Agreement and the Agreement, including (but not limited to) auction or sales of Pledged Equity to receive preferential compensations. The Pledgee shall not be liable for any losses incurred by its reasonable exercise of such rights and powers.

3.3	The Pledgee shall be entitled to designate a lawyer or other agent thereof in writing to exercise any and all of the aforesaid rights and powers by proxy, and the Pledgors shall not raise an objection to this.

3.4	The Pledgee shall dispose of the proceeds obtained from the exercise of its rights and powers in the following order:

First, pay all fees incurred by the disposal of Pledged Equity and the exercise of its rights and powers (including lawyer’s fees and agent fees);

Second, pay due taxes incurred by the disposal of Pledged Equity; and

Third, repay Guaranteed Debts thereof.

3.5	The Pledgee shall be entitled to exercise any default remedies thereof at the same time or successively. The Pledgee does not need to exercise other default remedies before exercising its right of auctioning or selling Pledged Equity hereunder.

4.	Statements, Warranties and Undertakings

4.1	Pledgors make the following statements, warranties and undertakings to Baina Zhiyuan (Beijing):

(1)	They have full powers to conclude the Agreement and fullfill obligations hereunder; they have authorized representative to sign the Agreement and, from the effective date of the Agreement, the terms hereof shall be legally binding on them.

(2)	Pledged Equity can be pledged and transferred according to law, and they are lawful holders of Pledged Equity and shareholders in the register of shareholders of the Target Company, and have the right to pledge Pledged Equity to Baina Zhiyuan (Beijing); Baina Zhiyuan (Beijing) will not be confronted with any legal or virtual obstacles to its future exercise of pledge rights.

(3)	The Target Company is a limited liability company established and validly subsisting pursuant to Chinese laws, and has been formally registered with the competent administration for industry and commerce, and the registration remains valid. The registered capital of the Target Company is RMB10 million and has been paid up.

(4)	Their execution, delivery and performance of the Agreement: (i) will not currently or in the future, or after the receipt of the related notice or with the passage of time, conflict with or violate any provision of (A) any contract or other document which either Shareholder is a party there to or is binding upon either Shareholder or assets thereof ; (B) any law binding upon them; (ii) will not incur any pledge or other encumbrances on its assets, or make any other third party has the right to create any pledge or other encumbrances thereon; (iii) will not give rise to the termination of or amendment to the terms of any contract or other documents which either Shareholder is a party thereto or are binding upon either Shareholder or assets thereof, or cause any other third party has the right to terminate or amend the terms thereof; (iv) will not make the approvals, permits or registration or others of any applicable governmental authorities being suspended, revoked, damaged, confiscated or cannot be renewed upon expiration.

(5)	Save as otherwise stipulated by Structural Agreement, Pledged Equity are not involved in any mortgage, pledge or guarantee in any other form, priority, statutory mortgage right, property preservation measures, seizure, custody, leasehold, option or encumbrance in any other form (hereinafter referred to as “Encumbrances”), therefore, the pledge hereunder constitutes the security interests first in order of Pledged Equity.

(6)	Save as Baina Zhiyuan (Beijing) approves in writing in advance, Shareholders shall not:

(a)	transfer or dispose of Pledged Equity in any other way. All behaviors of intentional transfer of Pledged Equity of Pledgors shall be invalid. Proceeds obtained by Pledgors from the transfer of Pledged Equity shall first be used to pay off Guaranteed Debts for the Pledgee or be deposited at a third party agreed with the Pledgee.

(b)	set or allow any third party to set any new pledge or any other security interest on Pledged Equity. All or party of the pledge or any other security interest set over Pledged Equity without the prior written consent of Pledgee shall be invalid. Except the right of pre-emption of the Pledgee for all the equity of the Target Company under the Exclusive Call Option Agreement, any security interest or interest of any other third party and any other restriction shall not be set on the equity of the Target Company; without the consent of the Pledgee, no security interests or interest of any other third party and any other restriction shall be set on equity of the Target Company.

(7)	There are no pending or threatened, to the knowledge of Pledgors, lawsuits, legal proceedings or claims against Pledgors, their properties or Pledged Equity at any court or arbitral tribunal, or at any governmental agency or administrative authority, which will have a material or adverse influence on the economic position of Pledgors or their capacity of fulfilling obligations and guarantee responsibilities hereunder.

(8)	Without the prior written consent of Baina Zhiyuan (Beijing), Pledgors shall not commit any act incurring or probably incurring any depreciation of Pledged Equity or damage to the pledge hereunder. If Pledged Equity dramatically depreciates, therefore damaging rights of the Pledgee, Pledgors shall notify the Pledgee immediately, provide other properties satisfactory to the Pledgee as collaterals according to reasonable requirements of the Pledgee, and take necessary actions to solve the aforesaid matter or reduce adverse influence thereof. In the event of the aforesaid depreciation, the Pledgee may auction or sell Pledged Equity on behalf of Pledgors at any time, and agree with Pledgors about using proceeds from the auction or sales to pay off Guaranteed Debts in advance or depositing such proceeds at a notary organ at the place where the Pledgee is located (expenses arising therefrom shall be borne by Pledgors). Additionally, as required by the Pledgee, Pledgors shall provide other properties as collaterals. Pledgors further undertake that, in the validity period hereof, operations of the Target Company will conform to Chinese laws in all material respects, and the continuous validity of all business licenses and qualifications of the Target Company will be maintained.

(9)	Pledgors shall comply with and execute all laws and regulations about the pledge of rights, present to Baina Zhiyuan (Beijing) any notice, instruction or suggestion concerning pledge rights issued or made by a relevant competent authority within five days after receiving such notice, instruction or suggestion, and follow such notice, instruction or suggestion at the same time, or raise an objection and make relevant statements concerning such notice, instruction or suggestion as reasonably required or approved by Baina Zhiyuan (Beijing).

(10)	Upon prior written consent of the Pledgee, either Pledgor may accept the equity of the Target Company held by the other Pledgor (if any) or subscribe new registered capital of the Target Company. The equity accepted or the new registered capital of the Target Company subscribed by the Pledgor are also Pledged Equity. After the Pledgor accepts equity or completes the capital increase of the Target Company, Pledgors and the Target Company shall record the changed pledge of equity into the register of shareholders of the Target Company, and handle share pledge registration formalities with relevant administration for industry and commerce.

(11)	Pledgors will promptly notify Baina Zhiyuan (Beijing) of any event affecting Pledged Equity or any part of rights of Baina Zhiyuan (Beijing) or any relevant notice received, and any undertaking or obligation specified hereunder but changed by Shareholders, or any event probably influencing the undertaking or obligation or any relevant notice received.

(12)	If Baina Zhiyuan (Beijing) needs a relevant certification, license, power of attorney and any other legal document in disposing of Pledged Equity according to agreements hereunder, Pledgors shall unconditionally provide the aforesaid documents or ensure that Baina Zhiyuan (Beijing) can obtain such documents, and provide all conveniences; once Pledged Equity are transferred to Baina Zhiyuan (Beijing) or any beneficiary designated by it, Shareholders and/or the Target Company will unconditionally handle all formalities required by laws so that Baina Zhiyuan (Beijing) or any beneficiary designated by it can lawfully and effectively obtains equity of the Target Company, including but not limited to issuing relevant certifications, and singing a share transfer agreement and relevant documents.

(13)	For the benefit of Baina Zhiyuan (Beijing), Shareholders will comply with and fulfil all warranties, undertakings, agreements, statements and conditions. If either Shareholder does not fulfil the warranties, undertakings, agreements, statements or conditions thereof in whole or in part, the said Shareholder shall compensate Baina Zhiyuan (Beijing) for all losses arising therefrom.

(14)	The Shareholders undertake to Baina Zhiyuan (Beijing) that they have made all proper arrangements and sign all necessary documents to ensure that in the case of their death, incapacity, bankruptcy, divorce, or other circumstances under which their exercise of equity may be affected, their heirs, guardians, creditors, spouses and other persons who may therefore obtain equity or related rights, cannot affect or hinder the fulfillment of the Agreement.

(15)	The Shareholders further commit that, before Baina Zhiyuan (Beijing) exercises the exclusive call option in accordance with the Exclusive Call Option Agreement, if the actual Shareholders of the Target Company change due to their death, bankruptcy, divorce, or other circumstances, their wills, divorce agreements and debt agreements will be subject to the Agreement and the efficacy hereof is superior to the wills, divorce agreements and debt agreements they have entered into.

(16)	Any Party undertakes to the other Parties that, the Parties will immediately cancel the Agreement, once Chinese laws and practices allow Baina Zhiyuan (Beijing) to directly hold more than half of equity of the Target Company and Baina Zhiyuan (Beijing) and/or any controlled subsidiary thereof can legally engage in Internet value-added telecom business (hereinafter referred to as the “Value-added Telecom Business”), and all equity of the Target Company held by Shareholders have been legally and effectively transferred to Baina Zhiyuan (Beijing) and/or a person designated by it.

4.2	Baina Zhiyuan (Beijing) undertakes that since Chinese laws and practices allow Baina Zhiyuan Beijing to directly operate the Value-added Telecom Business, it will exercise the exclusive call option under the Exclusive Call Option Agreement as soon as possible to enable the direct operation of the Value-added Telecom Business by Baina Zhiyuan (Beijing), and the termination of Structural Agreement.

5.	Validation, Term and Cancellation

5.1	The Agreement shall take effect as of the date of affixing of signatures of the Parties hereto, and be valid and irrevocable until all Structural Agreement except the Agreement have been terminated or guaranteed contractual obligations and responsibilities (including the liability for breach of the Agreement arising from Pledgors and/or the Target Company violating Structural Agreement) have been fully performed and The Pledgee’s grace for any default of either Pledgor or its delay in exercise of any of its rights under Structural Agreement shall not affect the Pledgee’s rights to require Pledgors and the Target Company to perform Structural Agreement in accordance with Structural Agreement at any time thereafter, or rights which the Pledgee shall enjoy after either Pledgor or the Target Company violates Structural Agreement.

5.2	The Parties shall handle examination, approval and registration formalities of the extension of operation term of the Target Company within 3 months before expiry of the operation term in order to ensure the continuity of the validity period hereof.

5.3	If the Agreement or other Structural Agreement has or have been cancelled or terminated in full, the Pledgee shall cancel share pledge hereunder as required by Pledgors in writing, and Pledgors and the Target Company shall record the cancellation of share pledge in the register of shareholders of the Target Company and handle formalities of cancellation of share pledge registration with competent administration for industry and commerce. Fees incurred by the cancellation of share pledge shall be borne by Pledgors and the Target Company.

6.	Liability for Breach of the Agreement

6.1	If the Shareholders or the Target Company (hereinafter referred to as “Breaching Party”) materially breach(s) any terms of the Agreement or fail(s) or delay(s) to perform any obligation under the Agreement, it will constitute a Breach under the Agreement (hereinafter referred to as a “Breach”), Baina Zhiyuan (Beijing) has the right to ask the Breaching Party to make corrections or take remedial measures within reasonable time. If the Breaching Party fails to make corrections or take remedial measures within reasonable time or within 10 days after Baina Zhiyuan (Beijing) notifies the Breaching Party in writing and asks for correction, then Baina Zhiyuan (Beijing) has the right to terminate the Agreement and ask for damages from the Breaching Party;

6.2	If Baina Zhiyuan (Beijing) breaches the Agreement, the Non-breaching Party has no right to terminate or cancel the Agreement unless otherwise specified by laws.

6.3	Notwithstanding the other provisions of the Agreement, the provisions of this Article shall survive the termination of the Agreement.

7.	Governing Laws and Dispute Resolution

7.1	The conclusion, validity, interpretation and dispute resolution of the Agreement shall be governed by the Chinese laws.

7.2	The Parties shall attempt in the first instance to resolve any and all the disputes under the Agreement through friendly negotiations. If any dispute is not resolved by friendly negotiations within thirty days after the occurrence of such dispute, any Party may submit the dispute to Beijing Arbitration Commission for arbitration by the arbitral tribunal consisting of one arbitrator in accordance with the Arbitration Rules of Beijing Arbitration Commission in effect at the time of applying for arbitration. The arbitrator shall be appointed jointly by the Parties within ten days after the acceptance of arbitration notice, or by Beijing Arbitration Commission if the arbitrator is not appointed by the Parties within the specified time. The arbitration award shall be final and binding on the Parties. During the pending arbitration, except for the matters or obligations under dispute, the Parties shall continue performing other obligations under the Agreement. Subject to the Chinese laws, the arbitrator has the right to make an appropriate award according to the factual conditions to give to Baina Zhiyuan (Beijing) appropriate legal remedies, including: (1) remedies against the equity or assets of the Target Company; (2) injunctive relief, such as requirements for the operation of the Target Company, or the compulsory transfer of the assets of the Target Company; or (3) arbitration award for the liquidation of the Target Company.

7.3	Subject to the Chinese laws, before the establishment of arbitral tribunal by Beijing Arbitration Commission in accordance with Arbitration Rules or under appropriate circumstances, any of the courts having jurisdiction at the following locations shall have the right to make temporary relief measures to support the arbitration: (1) Hong Kong Special Administrative Region; (2) Cayman Islands; (3) registration place of the Target Company or domicile of the Shareholders; and (4) the place where the main assets of MoboTap Inc., the Target Company or shareholders are located.

7.4	The documents concerning the proceedings, legal actions or procedures (“judicial procedures”) arising out of or relating to the Agreement and the documents required by the judicial procedures may be sent to any Party according to Article 11.6 hereof. This Article is applicable to all the judicial procedures taken at any time.

8.	Confidentiality

8.1	From time to time prior to and during the term of the Agreement, either Party (“disclosing Party”) has disclosed or may disclose confidential information (including but not limited to operation information, customer data, financial data, contract, etc.) to the other Party (“receiving Party”). The receiving Party shall keep the confidential information confidential and may not use the confidential information for any purposes other than those specially set forth hereunder. The foregoing provisions do not apply to the information that: (a) can be shown to be known by the receiving Party by written records made prior to disclosure by the disclosing Party; (b) enters or will enter into public domain not for the receiving Party’s breach of the Agreement; (c) was obtained by the receiving Party from a third party having no obligation of confidentiality with respect to such information; and (d) was disclosed by any Party as required by relevant laws, regulations, any regulatory authority and rules formulated by it, court ruling or arbitration award, or disclosed to its employees, agents, legal consultants or financial consultants (however, the receiving Party shall ensure that the above personnel will abide by the relevant terms and conditions under the Agreement and shall assume any and all the liabilities arising from above personnel’s breach against the relevant terms and conditions under the Agreement).

8.2	The aforesaid confidentiality obligations shall continue for the Parties hereto and shall survive the termination of the Agreement.

9.	Force Majeure

9.1	“Force majeure” refers to the unforeseeable, inevitably and/or insuperable events which causes any Party hereto cannot perform the Agreement in whole or in part. Such events include but are not limited to natural disaster, storm, tornado, other bad weather condition, strike, shutout, lockout or other industrial problem, war, riot, conspiracy, behaviour of an enemy country, terrorist act, violence of a criminal organization, blockade, serious disease or epidemic, earthquake or other crustal movement, flood, bomb explosion or other explosion, fire, accident, a change stipulated by law or applicable change.

9.2	In the event of a force majeure event, any Party’s obligation affected by force majeure hereunder shall automatically suspend in the delay period incurred by force majeure, and the performance period of the said Party shall be extended for a period equal to suspension period, and the said party shall be exempted from any punishment or liability. In the event of force majeure, the Parties shall immediately negotiate to seek a fair solution, and make all reasonable efforts to minimize the influence of force majeure.

10.	Change of Circumstances

10.1	If at any time the promulgation or amendment to any Chinese law, regulation or rule, a change in the interpretation or application of such law, regulation or rule, or a change in relevant registration procedures makes the Pledgee believe that maintaining the Agreement and pledge rights hereunder valid and/or disposal of pledge rights hereunder become(s) illegal or run(s) counter to such law, regulation or rule, Pledgors shall, according to a written instruction and reasonable requirements of the Pledgee, immediately take any action, and/or sign any agreement or other document as supplement hereto and in a condition of not running counter to other terms of Structural Agreement (including the Agreement), so as to:

(1)	maintain the Agreement and pledge rights hereunder valid;

(2)	facilitate the disposal of Pledged Equity in a way stipulated hereunder; and/or

(3)	maintain or realize the guarantee set or intended to be set hereunder.

11.	Miscellaneous

11.1	After validation of the Agreement, any Party shall not arbitrarily alter the Agreement save as agreed by the Parties in writing. Any alteration or supplements to the Agreement shall be made in writing, except the rights under the Agreement transferred by the Pledgee in accordance with the provisions in Article 11.5. The alterations and supplements to the Agreement shall come into effect only after being duly signed by the Parties hereto. If it is required by relevant laws to obtain the permit from any government authority and/or go through registration or filing formalities with any government authority for any alternation or supplement to the Agreement, the Parties shall obtain such permit and/or go through these registration or filing formalities in accordance with the law.

11.2	If the Stock Exchange of Hong Kong Limited or other regulatory authority makes a suggestion on amendment hereto, or any change in Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or relevant requirements is related to the Agreement, the Parties shall revise the Agreement accordingly.

11.3	The Agreement supersedes all prior consultations, negotiations and agreements made by and among the Parties with respect to that subject matter.

11.4	No failure or any delay by any Party in exercising any right under the Agreement shall constitute a waiver of that right; the exercise or partial exercise of any right under the Agreement by any Party will not preclude the further exercise of that right by such Party in the future.

11.5	During the term of the Agreement, without the prior written consent of other Parties, no Party may transfer any or all its rights or obligations hereunder to any third party; however, Baina Zhiyuan (Beijing) has the right to transfer any or all its rights or obligations hereunder. The Agreement is binding on all the Parties hereto and their legal successors and assignees.

11.6	If any Party sends a notice or written letter (including but not limited to a written document or notice hereunder) to any other Party, the said Party shall promptly post or transmit the notice or written letter the other Party by letter or fax. If the notice or correspondence is sent by letter, the date of receiving the notice or letter shall be the third working day after the letter is posted; if the notice or letter is send by fax, the date of receiving shall be next working day of sending the fax. All notices and correspondences shall be sent as per the following contact information until any Party notifies the other Parties of a change of contact information.

Baina Zhiyuan (Beijing) Technology Co., Ltd.

Contact: Shu Zheng

Address: 2-1-3/F, South Block A,

768 Creative Park,

No.5 A Xueyuan Road,

Haidian District, Beijing

Fax: 010-82837686-812

Yongzhi Yang

Address: 3/F, Building A2,

Optics Valley Financial Harbor,

No.77 Optics Valley Avenue,

East Lake High-tech Development Zone,

Wuhan, Hubei

Fax: 027-87782005-8056

Beijing Gamease Age Internet Technology Co., Ltd.

Contact: Legal Department

Address: 2/F, East Side Building,

Jingyan Hotel, No.29 Shijingshan Road,

Shijingshan District, Beijing

Fax: 010-61920961

Baina (Wuhan) Information Technology Co., Ltd.

Contact: Shu Zheng

Address: 3/F, Building A2,

Optics Valley Financial Harbor,

No.77 Optics Valley Avenue,

East Lake High-tech Development Zone,

Wuhan, Hubei

Fax: 027-87782005-8506

11.7	The Agreement shall be made in Chinese in four originals, with each Party holding one. All originals have the same legal effect, and the Parties may sign the counterparts of the Agreement separately.

(This page is a signature page for Share Pledge Agreement)

Baina Zhiyuan (Beijing) Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):

Yongzhi Yang

Signature:

Beijing Gamease Age Internet Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):

Baina (Wuhan) Information Technology Co., Ltd. (corporate seal)

Legal Representative (or Authorized Representative):